Exhibit 4.9

EXECUTION COPY

7 DAYS GROUP HOLDINGS LIMITED

WARRANT AGREEMENT

DATED AS OF SEPTEMBER 10, 2007

DB TRUSTEES (HONG KONG) LIMITED

as Warrant Agent

WARRANT AGREEMENT, dated as of September 10, 2007 (the “Agreement”), between 7 Days Group Holdings Limited, a company incorporated with limited liability in the Cayman Islands (the “Company”), DB Trustees (Hong Kong) Limited, as warrant agent (the “Warrant Agent”), and, solely for purposes of Section 12 hereof, the Sponsors (as defined below).

RECITALS

WHEREAS, the Company proposes to issue up to 800 warrants (each a “Warrant” and collectively, the “Warrants”) in connection with the offering by the Company of up to an aggregate of US$80,000,000 principal amount of the Guaranteed Senior Floating Rate Notes due 2010 of the Company (each, a “Floating Rate Note”, and collectively, the “Floating Rate Notes”) pursuant to that certain Indenture, dated as of September 10, 2007 (the “Indenture”), between the Company and DB Trustees (Hong Kong) Limited, as trustee and collateral agent (the “Trustee”),

WHEREAS, subject to the terms and conditions contained herein, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act in connection with the issuance of Warrant Certificates (as defined) and other matters as provided herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1. CERTAIN DEFINITIONS

As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Alternative Put Option” has the meaning set forth in Section 11(c).

“Alternative Put Repurchase Price” has the meaning set forth in Section 11(c).

“Block Trade” means either (i) the sale, transfer, assignment, conveyance or other disposition, directly or indirectly, of all or substantially all of the assets of the Company (the “Asset Sale”) or (ii) any transaction or series of related transactions by any Sponsor or its Affiliates pursuant to which 25% or more of the Ordinary Share Equivalents of the Company then held by such Sponsor or its Affiliates is sold or transferred to any Person that is not an Affiliate of the Company or any Sponsor (the “Significant Stock Sale”).

“Block Trade Dilution Factor” means the quotient obtained by dividing (i) one-third ( 1/3) of the aggregate principal amount of the Floating Rate Notes issued pursuant to the Indenture by (ii) the Block Trade Valuation.

“Block Trade Price” means (i) in the event of an Asset Sale, the Market Value (as determined in accordance with clause (iii) of the definition thereof) or (ii) in the event of a Significant Stock Sale, the price per Ordinary Share Equivalent paid by the Strategic Investor to the Sponsor in connection therewith or, if the consideration does not consist solely of cash, the Market Value of such non-cash consideration.

“Block Trade Valuation” means:

(i) in the event of an Asset Sale, the fair market value of all assets that can be lawfully distributed to the holders of the Ordinary Shares and other voting securities of the Company following such Asset Sale; and

(ii) in the event of a Significant Stock Sale, the product of (x) the price per Ordinary Share Equivalent paid by the Strategic Investor to the Sponsor in connection therewith multiplied by (y) the aggregate number of Ordinary Shares Equivalents.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such Board of Directors.

“Business Day” means a day other than a Saturday or Sunday and means any day that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in either the city of New York, Hong Kong, the PRC or London.

“Cashless Exercise Ratio” has the meaning set forth in Section 4(a).

“Change of Control” has the meaning set forth in the Indenture. For avoidance of doubt, a Change of Control shall include (i) an Asset Sale and (ii) one or more Significant Stock Sales that, collectively, result in the transfer of fifty percent (50%) or more of the voting power of the Company to one or more Strategic Investors.

“Clearstream” means Clearstream Banking, societe anonyme, Luxembourg, and its successors.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Depositary” means, with respect to the Warrants issuable or issued in whole or in part in global form, the Person specified in Section 3.3 hereof as the Common Depositary with respect to the Warrants, and any and all successors thereto appointed as Common Depositary hereunder and having become such pursuant to the applicable provision of this Agreement.

“Company” has the meaning set forth in the Recitals.

“Definitive Warrants” has the meaning specified in Section 3.5.

“Equity Registration Rights Agreement” means the registration rights agreement, dated as of September 10, 2007, by and among the Company, and the purchasers of the Warrants relating to the Warrant Shares.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, and its successors.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Price” means the exercise price for each Warrant Share and the Exercise Price shall be established upon the occurrence of an IPO or a Block Trade (each such event referred to herein as a “Pricing Event”), subject always to the proviso contained in the first paragraph of Section 8, as follows:

(i) if a Pricing Event occurs from and including the date hereof and on or before July 31, 2009, then the Exercise Price shall be at a fifty percent (50%) discount of the IPO Price or Block Trade Price, as applicable, in respect of such Pricing Event;

(ii) if a Pricing Event occurs from and including August 1, 2009 and on or before July 31, 2010, then the Exercise Price shall be at a seventy-five percent (75%) discount of the IPO Price or Block Trade Price, as applicable, in respect of such Pricing Event; and

(iii) if a Pricing Event occurs from and including August 1, 2010 and on or before the Warrant Maturity Date, then the Exercise Price shall be at an eighty percent (80%) discount of the IPO Price or Block Trade Price, as applicable, in respect of such Pricing Event.

In all cases, the Exercise Price shall be subject to adjustment from time to time in accordance with Section 8 below. For avoidance of doubt, the Exercise Price shall be determined in accordance with the above provisions for each Block Trade that may occur prior to an IPO and for an IPO.

“Floating Rate Note” and “Floating Rate Notes” have the meanings set forth in the Recitals.

“Global Warrants” has the meaning specified in Section 3.1.

“Global Warrant Legend” has the meaning specified in Section 3.1.

“Indenture” has the meaning set forth in the Recitals.

“IPO” means consummation of the first underwritten public offering (whether as a primary issuance by the Company or a secondary sale by the shareholders of the Company) of Ordinary Shares of the Company.

“IPO Dilution Factor” means the quotient obtained by dividing (i) one-third ( 1/3) of the aggregate principal amount of the Floating Rate Notes issued pursuant to the Indenture by (ii) the IPO Valuation.

“IPO Price” means the actual price per Ordinary Share at which Ordinary Shares are offered to the public in the IPO.

“IPO Valuation” means the market capitalization of the Company as determined by multiplying (i) the IPO Price by (ii) the then-outstanding number of Ordinary Share Equivalents immediately prior to the consummation of the IPO.

“Market Value” per Ordinary Share as of any date shall equal:

(i) if Ordinary Shares are primarily traded on a securities exchange, the last sale price on such securities exchange on the trading day immediately prior to the date of determination, or if no sale occurred on such day, the mean between the closing “bid” and “asked” prices on such day,

(ii) if the principal market for Ordinary Shares is in the over-the-counter market, the closing sale price on the trading day immediately prior to the date of the determination, as published by the applicable trading organization, or if such price is not so published on such day, the mean between the closing “bid” and “asked” prices, if available, on such day, which prices may be obtained from any reputable pricing service, broker or dealer, and

(iii) if neither clause (i) nor clause (ii) is applicable, the fair market value on the date of determination of Ordinary Shares, as determined in good faith by the Board of Directors of the Company based on a written opinion of an Independent Financial Advisor (as defined in the Indenture).

“Offered Securities” means all Ordinary Share Equivalents offered to be sold by a Sponsor to a third party purchaser pursuant to a Significant Stock Sale.

“Officer” means, with respect to any Person, the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of such Person.

“Optional Put Date” has the meaning set forth in Section 11(a).

“Optional Put Period” has the meaning set forth in Section 11(a).

“Ordinary Share” means the Company’s ordinary shares, par value US$0.125.

“Ordinary Share Equivalents” means Ordinary Shares and all Ordinary Shares issuable upon conversion, exercise or exchange of all options, warrants or other securities convertible into or exercisable or exchangeable for Ordinary Shares or other securities of the Company that are convertible into or exercisable or exchangeable for Ordinary Shares.

“Participant” means, with respect to Euroclear or Clearstream, a Person who has an account with Euroclear or Clearstream.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PRC” means the People’s Republic of China, exclusive of Macau, Hong Kong and Taiwan.

“Put Notes and Warrants” has the meaning set forth in Section 11(d).

“Put Option” has the meaning set forth in Section 11(a).

“Put Repurchase Price” has the meaning set forth in Section 11(a).

“Put Warrants” has the meaning set forth in Section 11(b).

“Qualifying IPO” means the consummation of the first underwritten public offering of Ordinary Shares of the Company (whether as a primary issuance by the Company or a secondary sale by the shareholders of the Company) that results in:

(i) at least 20% of the Company’s issued and outstanding share capital being publicly held by Persons other than any Affiliate of the Company or other Persons who, prior to the date of such public offering, held Ordinary Shares of the Company,

(ii) the gross proceeds (before deduction of underwriting commissions and expenses) of which are not less than US$80.0 million, and

(iii) a listing of the Ordinary Shares on a stock exchange in Hong Kong, Singapore, the U.S. or any other internationally recognized stock exchange or board located outside of the PRC.

“Regulation S” means Regulation S under the Securities Act.

“Regulation S Legend” has the meaning specified in Section 3.1.

“Rule 144A” means Rule 144A under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Sponsor” shall mean any of (i) Mr. HE Boquan, (ii) Mr. ZHENG Nanyan, and (iii) WP RE (Cayman) International Ltd., and any of their respective Affiliates.

“Sponsor’s Percentage Share” equals the quotient obtained by dividing the number of Offered Securities by the total number of Ordinary Share Equivalents held by the Sponsor immediately prior to the Significant Stock Sale.

“Strategic Investor” shall mean any Person who is not an Affiliate of the Sponsor.

“Transfer Agent” has the meaning set forth in Section 6(b).

“Tag-Along Warrant Shares” of any Warrant holder means that number of Warrant Shares equal to the product of (i) the aggregate number of Warrant Shares then-issuable to such holder times (ii) the Sponsor’s Percentage Share.

“Trigger Event” means the consummation of either (i) an IPO, or (ii) a Block Trade.

“Trigger Event Notice” means a written notice from the Company or one or more Sponsors to the Warrant Agent and the registered holders of the Warrants informing them of the anticipated Trigger Event and containing the following information:

(i) the applicable anticipated Exercise Price resulting from the anticipated Trigger Event,

(ii) the anticipated earliest date upon which the Trigger Event would occur, and

(iii) in the event of a proposed Significant Stock Sale, (a) the number of Offered Securities held by each Sponsor that proposes to transfer Offered Securities in the proposed Significant Stock Sale, (b) the total number of Ordinary Share Equivalents held by each Sponsor that proposes to participate in the Significant Stock Sale, (c) the name and address of the proposed third party purchaser, (d) the proposed amount and form of consideration to be paid for Ordinary Share Equivalents in the proposed Significant Stock Sale, (d) any other material terms and conditions of payment offered by such third party, and (e) and an acknowledgement from such third party purchaser that it has been informed of the “Tag-Along Rights” provided for in Section 12 of this Agreement.

“U.S.” means the United States of America, its states, territories and possessions.

“Warrant” and “Warrants” have the meanings set forth in the Recitals.

“Warrant Agent” has the meaning set forth in the Recitals.

“Warrant Certificate” has the meaning set forth in Section 3.1.

“Warrant Countersignature Order” has the meaning set forth in Section 3.2.

“Warrant Maturity Date” is the earlier of (x) the date of the Change of Control, (y) the date of the Qualifying IPO, or (z) September 10, 2011.

“Warrant Register” has the meaning set forth in Section 3.3.

“Warrant Registrar” has the meaning set forth in Section 3.3.

“Warrant Shares” means the Ordinary Shares issued (or to be issued) on exercise of the Warrants, and the aggregate number of Warrant Shares issuable pursuant to the exercise of all Warrants shall be calculated as follows:

(i) in the event of a Block Trade or Change of Control prior to an IPO, the aggregate number of Warrant Shares exercisable in connection therewith shall be equal to the lower of:

(A)	7.5% of the then-outstanding number of Ordinary Share Equivalents (i.e., on a fully-diluted basis), or

(B)	the product of the Block Trade Dilution Factor multiplied by the then-outstanding number of Ordinary Share Equivalents (i.e., on a fully-diluted basis).

(ii) in the event of an IPO, the aggregate number of Warrant Shares exercisable in connection therewith shall be equal to the higher of:

(A)	2.5% of the then-outstanding number of Ordinary Share Equivalents (i.e., on a fully-diluted basis), or

(B)	the product of the IPO Dilution Factor multiplied by the then-outstanding number of Ordinary Share Equivalents (i.e., on a fully-diluted basis);

provided, however, that in no event shall the Warrants be exercisable for more than 7.5% of the then-outstanding number of Ordinary Share Equivalents; provided further that the number of Warrant Shares shall be subject to adjustment from time to time in accordance with Section 8 below.

The number of Warrant Shares issuable pursuant to the exercise of each Warrant in connection with any Block Trade or Change Control (as described in clause (i) above) shall be equal to the quotient obtained by dividing (a) the aggregate number of Warrant Shares issuable pursuant to the exercise of all Warrants issued under this Agreement (including any Warrants that may no longer be outstanding) in connection with such Block Trade or Change of Control (as calculated pursuant to clause (i) above), by (b) 800.

The number of Warrant Shares issuable pursuant to the exercise of each Warrant in connection with an IPO (as described in clause (ii) above) shall be equal to the quotient obtained by dividing (a) the aggregate number of Warrant Shares issuable pursuant to the exercise of all Warrants issued under this Agreement (including any Warrants that may no longer be outstanding) in connection the IPO (as calculated pursuant to clause (ii) above), by (b) 800.

For avoidance of doubt, the number of Warrant Shares issuable pursuant to the exercise of each Warrant shall be determined in accordance with the above provisions for each Block Trade that may occur prior to an IPO and for an IPO.

SECTION 2. APPOINTMENT OF WARRANT AGENT.

The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the instructions set forth hereinafter in this Agreement and the Warrant Agent hereby accepts such appointment.

SECTION 3. ISSUANCE OF WARRANTS; WARRANT CERTIFICATES

3.1	FORM AND DATING.

(a) General.

The Warrants and the Warrant Shares may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Warrant shall be dated the date of the countersignature.

The terms and provisions contained in the Warrants shall constitute, and are hereby expressly made, a part of this Agreement. The Company and the Warrant Agent, by their execution and delivery of this Agreement, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Warrant conflicts with the express provisions of this Agreement, the provisions of this Agreement shall govern and be controlling.

(b) Global Warrants.

The Warrants shall be issued initially in the form of global warrants (each a “Global Warrant”). Global Warrants shall be substantially in the form of Exhibit A attached hereto (including the Global Warrant legend (the “Global Warrant Legend”) and the Regulation S legend (the “Regulation S Legend”) thereon and the “Schedule of Exchanges of Interests in the Global Warrant” attached thereto, each a “Warrant Certificate”). Definitive Warrants shall be substantially in the form of Exhibit A attached hereto, but without the Global Warrant Legend thereon and without the “Schedule of Exchanges of Interests in the Global Warrant” attached thereto. Each Global Warrant shall represent such of the outstanding Warrants as shall be specified therein and each shall provide that it shall represent the number of outstanding Warrants from time to time endorsed thereon and that the number of outstanding Warrants represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Warrant to reflect the amount of any increase or decrease in the number of outstanding Warrants represented thereby shall be made by the Warrant Agent in accordance with instructions given by the holder thereof as required by Section 3.5 hereof. Each Global Warrant shall be deposited with the Common Depositary, which shall hold such Global Warrant in safe custody for the account of Euroclear and/or Clearstream and instruct Euroclear or Clearstream or both of them, as the case may be, to credit the number of Warrants represented by such Global Warrant to the Warrant holder’s distribution account with Euroclear or Clearstream.

(c) Euroclear and Clearstream Procedures Applicable.

The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Global Warrants that are held by Participants through Euroclear or Clearstream.

3.2	EXECUTION

An Officer shall sign the Warrants on behalf of the Company by manual or facsimile signature.

If the Officer whose signature is on a Warrant no longer holds that office at the time a Warrant is countersigned, the Warrant shall nevertheless be valid.

A Warrant shall not be valid until countersigned by the manual signature of an authorized signatory on behalf of the Warrant Agent. The signatures of an Officer and the Warrant Agent shall be conclusive evidence that the Warrant has been properly issued under this Agreement.

The Warrant Agent shall, upon a written order of the Company signed by an Officer (a “Warrant Countersignature Order”), countersign Warrants for original issue up to the number stated in the Recitals hereto.

The Warrant Agent may appoint an agent (the “Authenticating Agent”) acceptable to the Company to countersign Warrants. Such an agent may countersign Warrants whenever the Warrant Agent may do so. Each reference in this Agreement to a countersignature by the Warrant Agent includes a countersignature by such agent. Such an agent has the same rights as the Warrant Agent to deal with the Company or an Affiliate of the Company. The initial Authenticating Agent shall be Deutsche Bank AG, Hong Kong Branch.

By its acceptance of any Warrant bearing the Global Warrant Legend and the Regulation S Legend (or any beneficial interest in such a Warrant), each holder thereof and each owner of a beneficial interest therein acknowledges the restrictions on transfer of such Warrant (and any such beneficial interest) set forth in this Agreement and in the Global Warrant Legend and the Regulation S Legend and agrees that it will transfer such Warrant (and any such beneficial interest) only in accordance with this Agreement and such legend.

3.3	WARRANT REGISTRAR AND COMMON DEPOSITARY

The Company shall maintain an office or agency where Warrants may be presented for registration of transfer or for exchange (“Warrant Registrar”). The Warrant Registrar shall keep a register of the Warrants and of their registration of transfer and exchange (the “Warrant Register”). The Company may appoint one or more co-Warrant Registrars. The term “Warrant Registrar”

includes any co-Warrant Registrar. The Company may change any Warrant Registrar without notice to any holder. The Company shall notify the Warrant Agent in writing of the name and address of any agent not a party to this Agreement. If the Company fails to appoint or maintain another entity as Warrant Registrar, the Warrant Agent shall act as such. The Company or any of its subsidiaries may act as Warrant Registrar.

The Company initially appoints the Warrant Agent to act as the Warrant Registrar with respect to the Global Warrants.

The Company initially appoints Deutsche Bank AG, London Branch to act as Common Depositary with respect to the Global Warrants.

3.4	HOLDER LISTS

The Warrant Agent shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all holders of Warrants. If the Warrant Agent is not the Warrant Registrar, the Company shall promptly furnish to the Warrant Agent at such times as the Warrant Agent may request in writing, a list in such form and as of such date as the Warrant Agent may reasonably require of the names and addresses of the holders.

3.5	TRANSFER AND EXCHANGE

(a) In accordance with the terms of this Agreement, the Warrant Agent shall deliver at the cost of the Company, upon not less than 45 days’ written notice to the Warrant Agent by Euroclear or Clearstream, the relevant Warrants in definitive form (“Definitive Warrants”) in exchange for interests in such Global Warrant. For this purpose, the Warrant Agent is authorized and it shall (A) authenticate each such Definitive Warrant and (B) deliver each such Definitive Warrant to or to the order of Euroclear or Clearstream, in exchange for interests in such Global Warrant. The Warrant Agent shall promptly notify the Company upon receipt of a request for issue of Definitive Warrants of the aggregate number of Warrants represented by the relevant Global Warrant to be exchanged in connection therewith. The Company undertakes to promptly deliver to, or to the order of, the Warrant Agent sufficient numbers of duly executed Definitive Warrants to enable the Warrant Agent to comply with its obligations under this Section 3.5(a). Transfer of a Global Warrant by the Common Depositary shall be limited to transfer of such Global Warrant in whole, but not in part, to nominees of Euroclear or Clearstream, to a successor of Euroclear or Clearstream, such successor’s nominee, or such depositary other than the Common Depositary (or its nominee) as the Company may designate. Notwithstanding the above, interests in a Global Warrant shall be exchangeable in whole (but not in part) at the cost of the Company for Definitive Warrants if either Euroclear or Clearstream or any other relevant clearing system ceases to operate as a clearing system for 14 consecutive days (other than by reason of public holiday) or announces an intention to permanently cease business and it shall not be practicable to transfer the relevant Warrants to another clearing system within 90 days.

(b) Upon any exchange of an interest in a Global Warrant for Definitive Warrants, the relevant Global Warrant shall be endorsed by the Warrant Agent to reflect the reduction of the number of Warrants so exchanged. Until exchanged in full, the holder of any interest in any Global Warrant shall in all respects be entitled to the same benefits under this Agreement as Definitive Warrants authenticated and delivered hereunder. Once exchanged in full, a Global Warrant shall be cancelled and disposed of by the Warrant Agent in accordance with its customary procedures.

(c) The Warrant Agent shall cause all Global Warrants and Definitive Warrants delivered to it and held by it hereunder to be maintained in safe custody in accordance with this Section 3.5, and shall ensure that such Warrants are issued only in accordance with the provisions of this Agreement.

(d) The Warrant Agent shall be entitled to treat a facsimile communication from a person purporting to be (and who the Warrant Agent believes in good faith to be) the authorized representative of the Company, named in a list furnished to the Warrant Agent from time to time, as sufficient instructions and authority of the Company for the Warrant Agent to act in accordance with this Section 3.5.

(e) Title to the Definitive Warrants shall pass by notation on the Warrant Register. However, title to Warrants issued in the form of Global Warrants held through Euroclear and Clearstream shall be transferable only in accordance with the rules and procedures of Euroclear and Clearstream, as appropriate.

(f) General Provisions Relating to Transfers and Exchanges

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Warrant Agent, upon receipt of a Warrant Countersignature Order, shall countersign Global Warrants and Definitive Warrants upon the Company’s order or at the Warrant Registrar’s request.

(2) The Company hereby agrees and instructs the Warrant Agent that the Warrant Registrar shall not register the proposed transfer of any beneficial interest in, or proposed exercise of any right in, any Warrant, unless the Warrant Registrar shall have first received certification in the form of Exhibit B hereto that such transfer or exercise is made in accordance with the provisions of Regulation S.

(3) The Warrant Register shall be in written form in the English language and shall include a record of the certificate number of each Warrant issued, and shall show the number of Warrants, the date of issue, all subsequent transfers and changes of ownership in respect thereof and the names, tax identifying numbers (if relevant to a specific holder) and addresses of the holders.

(4) The Warrant Registrar shall at all reasonable times during office hours make the Warrant Register available to the Company, the Warrant Agent, the holders of Warrants or any person authorized by the Company in writing for inspection and for the taking of copies thereof or extracts therefrom, and at the expense of the Company, the Warrant Registrar shall deliver to such persons all lists of holders of Warrants, their addresses, number of holdings and other details as they may reasonably request.

(5) The Warrant Registrar shall only register the transfer of an interest in a Warrant if the requested transfer is (i) to the Company (including its Affiliates); (ii) being made by a person who has provided the Warrant Registrar with a certification in the form of Exhibit B hereto; (iii) pursuant to an effective registration statement under the Securities Act with certification to that effect from such holder; or (iv) being transferred in reliance on any other exemption from the registration requirements of the Securities Act (including Rule 904 thereunder), with a certification to that effect from such holder and an opinion of counsel from such holder or the transferee reasonably acceptable to the Company and to the Warrant Registrar to the effect that such transfer is in compliance with the Securities Act.

(6) No service charge shall be made to a holder of a beneficial interest in a Global Warrant or to a holder of a Definitive Warrant for any registration of transfer or exchange, but the Company or the Warrant Agent or Warrant Registrar may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith and may require that a Person receiving Definitive Warrant must bear the cost of insurance, postage, transportation and the like in the event that such Person does not receive such Definitive Warrants in person at the offices of the Warrant Agent or Warrant Registrar.

(7) All Global Warrants and Definitive Warrants issued upon any registration of transfer or exchange of Global Warrants or Definitive Warrants shall be the duly authorized, executed and issued warrants for Ordinary Shares of the Company, not subject to any preemptive rights, and entitled to the same benefits under this Agreement, as the Global Warrants or Definitive Warrants surrendered upon such registration of transfer or exchange.

(8) Prior to due presentment for the registration of transfer or exchange of any Warrant, the Warrant Agent, the Warrant Registrar and the Company may deem and treat the Person in whose name any Warrant is registered as the absolute owner of such Warrant for all purposes and none of the Warrant Agent, the Warrant Registrar or the Company shall be affected by notice to the contrary.

(9) The Company shall sign and the Warrant Agent shall countersign Global Warrants and Definitive Warrants in accordance with the provisions of Section 3.2 hereof.

(g) Facsimile Submissions to Warrant Agent

All certifications, certificates and opinions of counsel required to be submitted to the Warrant Registrar pursuant to this Section 3.5 to effect a registration of transfer or exchange may be submitted by facsimile.

Notwithstanding anything herein to the contrary, as to any certificates and/or certifications delivered to the Warrant Registrar pursuant to this Section 3.5, the Warrant Registrar’s duties shall be limited to confirming that any such certifications and certificates delivered to it are in the form of Exhibit B attached hereto. The Warrant Registrar shall not be responsible for confirming the truth or accuracy of representations made in any such certifications or certificates. As to any opinions of counsel delivered pursuant to this Section 3.5, the Warrant Registrar may conclusively rely upon, and be fully protected in relying upon, such opinions.

3.6	REPLACEMENT WARRANTS

If any mutilated Warrant is surrendered to the Warrant Agent or the Company and the Warrant Agent receives evidence to its satisfaction of the destruction, loss or theft of any Warrant, the Company shall issue and the Warrant Agent, upon receipt of a Warrant Countersignature Order, shall countersign a replacement Warrant if the Warrant Agent’s requirements are met. If required by the Warrant Agent or the Company, an indemnity bond must be supplied by the holder that is sufficient in the judgment of the Warrant Agent and the Company to protect the Company, the Warrant Agent, and any agent for purposes of the countersignature from any loss that any of them may suffer if a Warrant is replaced. The Company may charge any holder of Warrants for the Company’s expenses in replacing a Warrant.

Every replacement Warrant is an additional warrant of the Company and shall be entitled to all of the benefits of this Agreement equally and proportionately with all other Warrants duly issued hereunder.

3.7	TEMPORARY WARRANTS

Until certificates representing Warrants are ready for delivery, the Company may prepare and the Warrant Agent, upon receipt of a Warrant Countersignature Order, shall issue temporary Warrants. Temporary Warrants shall be substantially in the form of certificated Warrants but may have variations that the Company considers appropriate for temporary Warrants and as shall be reasonably acceptable to the Warrant Agent. Without unreasonable delay, the Company shall prepare and the Warrant Agent, upon receipt of a Warrant Countersignature Order, shall countersign Definitive Warrants in exchange for temporary Warrants.

Holders of temporary Warrants shall be entitled to all of the benefits of this Agreement.

3.8	CANCELLATION

The Company at any time may deliver Warrants to the Warrant Agent for cancellation. The Warrant Registrar shall forward to the Warrant Agent any Warrants surrendered to it for registration of transfer, exchange or exercise. The Warrant Agent and no one else shall cancel all Warrants surrendered for registration of transfer, exchange, exercise, replacement or cancellation and shall dispose of cancelled Warrants in accordance with its customary procedures. Upon the Company’s written request, certification of the destruction of all cancelled Warrants shall be delivered to the Company. The Company may not issue new Warrants to replace Warrants that have been exercised or that have been delivered to the Warrant Agent for cancellation.

SECTION 4. SEPARATION OF WARRANTS; EXERCISE OF WARRANTS; TERMS OF WARRANTS

(a) The Floating Rate Notes and Warrants will be separately transferable from the date hereof. Subject to the terns of this Agreement (including the holder’s timely receipt of the Trigger Event Notice and holder’s rights under Section 11 hereof), each holder of Warrants shall have the right, which may be exercised upon the occurrence of, and simultaneously with, any Trigger Event (which, for the avoidance of doubt, shall include the right of holders of Warrants to exercise their Warrants in order to sell the Warrant Shares in connection with such Trigger Event), to receive from the Company the number of fully paid and nonassessable Warrant Shares which the holder may at the time be entitled to receive on exercise of such Warrants and payment of the applicable Exercise Price (i) in cash, by wire transfer or by certified or official bank check payable to the order of the Company, (ii) by tendering Floating Rate Notes having a principal amount of premium, interest and other amounts actually outstanding at the time of tender equal to the applicable Exercise Price then in effect, (iii) by tendering Warrants as set forth below or (iv) any combination of cash, Floating Rate Notes or Warrants; provided that in connection with a Qualifying IPO or a Change of Control, then, subject to the provisions of Section 11(c) below (which provide the holder of Warrants with an Alternative Put Option in the case of the Change Control), all outstanding Warrants shall be mandatorily exercised at the method of payment selected by the Warrant holder, or failing such election, in accordance with the terms and conditions herein stated pursuant to the Cashless Exercise Ratio; provided further, that in connection with any IPO that is not a Qualifying IPO, if a holder does not (x) timely exercise such holder’s Warrants to purchase Ordinary Shares pursuant to this Section 4 upon the occurrence of, and simultaneously with, such IPO or (y) otherwise timely exercise its Put Option pursuant to Section 11(a) below, then following such IPO, such holder shall only be entitled to exercise its Put Option pursuant to Section 11(a) below during the Optional Put Period. Each holder may elect, upon exercise of its Warrants, to receive Warrant Shares on a net basis, such that, without the exchange of any funds and without any obligation to pay the Exercise Price (other than the payment of the aggregate nominal or par value of the relevant Warrant Shares, which the holder shall pay to the Company), the holder will receive such number of Warrant Shares as shall equal the product of (A) the number of Warrant Shares for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (B) the Cashless Exercise Ratio. The “Cashless Exercise Ratio” shall be calculated by the Company and shall equal a fraction the numerator of which is the Market Value (as defined below) per Ordinary Share minus the applicable Exercise Price per share as of the date of exercise and the denominator of which is the Market Value per share on the date of exercise. Exercise of the Warrants shall be for delivery of Warrant Shares, and under no circumstance shall the Company be obligated to pay or settle the exercise of Warrants; provided, however, that the Company may pay for fractional interests as set forth in Section 9.

(b) The Company and/or the Sponsors shall cause to be filed with the Warrant Agent and shall cause to be given to each of the registered holders of Warrants a Trigger Event Notice at each holder’s address appearing on the Warrant Register, as soon as reasonably practicable (and in any event at least 20 Business Days prior to the effective date of the proposed Trigger Event) upon the Company and/or the Sponsors becoming aware of any circumstances which will, or are reasonably likely to, result in a Trigger Event, by first-class mail, postage prepaid.

(c) Each Warrant not exercised or otherwise repurchased by the Company pursuant to the rights granted to the Warrantholder under Section 11 prior to 11:59 p.m., Hong Kong time, on the Warrant Maturity Date shall become void and all rights thereunder and all rights in respect thereof under this Agreement shall cease as of such time. The Warrant Agent shall have (i) no obligation to calculate the Cashless Exercise Ratio and (ii) no responsibility for making any allocation between items (i)-(iii) in Section 4(a) above. No adjustments as to dividends will be made upon exercise of the Warrants.

(d) In order to exercise all or any of the Warrants represented by a Warrant Certificate, (i) in the case of a Definitive Warrant, the holder thereof must surrender upon exercise the Warrant Certificate to the Company before 11:59 p.m., Hong Kong on any Business Day, at the corporate trust office of the Warrant Agent set forth in Section 17 hereof (the “Corporate Trust Office”), (ii) in the case of a book-entry interest in a Global Warrant, the exercising Participant whose name appears on a securities position listing of Euroclear or Clearstream as the holder of such book-entry interest must comply with Euroclear or Clearstream’s procedures relating to the exercise of such book-entry interest in such Global Warrant and (iii) in the case of interests in both Global Warrants and Definitive Warrants, the holder thereof or the Participant, as applicable, shall (x) deliver to the Company at the Corporate Trust Office the form of election to purchase on the reverse thereof duly completed and signed, and (y) make payment to the account of the Company of the applicable Exercise Price in accordance with Section 4(a) hereof, for the number of Warrant Shares in respect of which such Warrants are then exercised and (z) in the event of an exercise via tendering of Floating Rate Notes pursuant to Section 4(a)(ii) above, surrender the Floating Rate Note to the Trustee or send the relevant instructions to Euroclear or Clearstream, as the case may be, in accordance with the provisions of the Indenture. Payment of the aggregate Exercise Price shall be made in accordance with Section 4(a) hereof. Upon receipt of the duly completed and executed form of election to purchase, the Warrant Agent shall promptly, but in no event later than two (2) Business Days following receipt thereof, notify the Company and deliver a copy of such election to purchase to the Company in accordance with Section 17 hereof. In the event of exercise via tender of Floating Rate Notes, the Company shall be solely responsible for calculating any interest or other amounts owing thereunder, and the Warrant Agent shall have no responsibility to make any such calculation.

(e) Subject to the provisions of Section 5 hereof, upon compliance with clause (d) above, the Company shall deliver or cause to be delivered with all reasonable dispatch, to or to the written order of the holder and in such name or names as the holder may designate, a certificate or certificates for the number of whole Warrant Shares issuable upon the exercise of such Warrants or other securities or property to which such holder is entitled hereunder, together with cash as provided in Section 9 hereof; provided that if any consolidation, merger or lease or sale of assets is proposed to be effected by the Company or its subsidiaries as described in Section 8(j) hereof, or a tender offer or an exchange offer for Ordinary Shares shall be made, upon such surrender of Warrants and payment of the applicable Exercise Price in accordance with clause (d) above, the Company shall, as soon as possible, but in any event not later than two business days thereafter, deliver or cause to be delivered the full number of Warrant Shares issuable upon the exercise of such Warrants in the manner described in this sentence or other securities or property to which such holder is entitled hereunder, together with cash as provided in Section 9 hereof. The Company shall update its register of members or otherwise give written instructions to the Transfer Agent (as defined below) to update its register of members on the date of surrender of the Warrants and payment of the applicable Exercise Price. Such certificate or certificates shall be deemed to have been issued and any Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares as of the date of the surrender of such Warrants and payment of the applicable Exercise Price.

(f) If less than all the Warrants represented by a Warrant Certificate are exercised, such Warrant Certificate shall be surrendered and a new Warrant Certificate of the same tenor and for the number of Warrants which were not exercised shall be executed by the Company and delivered to the Warrant Agent and the Warrant Agent, upon receipt of a Warrant Countersignature Order, shall countersign the new Warrant Certificate, registered in such name or names as may be directed in writing by the holder, and shall deliver or cause to be delivered the new Warrant Certificate to the Person or Persons entitled to receive the same.

(g) All Warrant Certificates surrendered upon exercise of Warrants shall be cancelled by the Warrant Agent. Such cancelled Warrant Certificates shall then be disposed of by the Warrant Agent in accordance with its customary procedures. The Warrant Agent shall report promptly to the Company with respect to Warrants exercised.

(h) The Warrant Agent shall keep copies of this Agreement and any notices given or received hereunder available for inspection by the holders which shall be allowed upon prior written request with reasonable notice and during normal business hours at its office. The Company shall supply the Warrant Agent from time to time with such numbers of copies of this Agreement as the Warrant Agent may request.

SECTION 5. PAYMENT OF TAXES

The Company shall pay all securities transaction taxes in the Cayman Islands and other jurisdictions relating to the trading market on which any IPO is effected attributable to the initial issuance of Warrant Shares upon the exercise of Warrants; provided that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant Certificates or any certificates for Warrant Shares in a name other than that of the registered holder of a Warrant Certificate surrendered upon the exercise of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificates unless or until the Person or Persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

SECTION 6. AUTHORIZATION OF WARRANT SHARES

(a) The Company shall at all times keep available, free and clear of all liens, security interests, charges and other encumbrances or restrictions on sale, free from preemptive rights, out of the aggregate of its authorized but unissued Ordinary Shares, for the purpose of enabling it to satisfy any obligation to issue Warrant Shares upon exercise of Warrants, the maximum number of Ordinary Shares which may then be issued upon the exercise of all outstanding Warrants.

(b) The Company or, if and when appointed, the transfer agent for the Ordinary Shares (the “Transfer Agent”) and every subsequent transfer agent for any shares of the Company issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to keep available such number of authorized shares as shall be required for such purpose. The Company shall keep a copy of this Agreement on file with the Transfer Agent and with every subsequent transfer agent for any share capital of the Company issuable upon the exercise of the rights of purchase represented by the Warrants. The Warrant Agent is hereby irrevocably authorized to requisition from time to time from such Transfer Agent the share certificates required to honor outstanding Warrants upon exercise thereof in accordance with the terms of this Agreement. The Company shall supply such Transfer Agent with duly executed certificates for such purposes and shall provide or otherwise make available any cash which may be payable as provided in Section 9 hereof. The Company shall furnish such Transfer Agent with a copy of all notices of adjustments, and certificates related thereto, transmitted to each holder pursuant to Section 10 hereof.

(c) Before taking any action which would cause an adjustment pursuant to Section 8 hereof to reduce the Exercise Price below the then par value (if any) of the Warrant Shares, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares at the Exercise Price as so adjusted.

(d) The Company covenants that all Warrant Shares which may be issued upon exercise of Warrants shall, upon issue, be fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issuance thereof.

SECTION 7. [RESERVED].

SECTION 8. ADJUSTMENT OF EXERCISE PRICE AND NUMBER OF WARRANT SHARES ISSUABLE

The applicable Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant shall be subject to adjustment upon the occurrence of the events enumerated in this Section 8; provided that in no event shall the applicable Exercise Price be less than the then applicable par value of the Ordinary Shares. For purposes of this Section 8, “Ordinary Shares” includes shares now or hereafter authorized of any class of ordinary shares of the Company and any other stock of the Company, however designated, that has the right (subject to any prior rights of any class or series of preferred stock) to participate in any distribution of the assets or earnings of the Company in accordance with the Memorandum and Articles of Association of the Company (as amended from time to time).

In addition to the adjustments required under this Section 8, the Company may, at any time, reduce the applicable Exercise Price to any amount greater than or equal to the then applicable par value of the Ordinary Shares for any period of time (but not less than 20 Business Days if the Ordinary Shares are listed in the U.S.) deemed appropriate by the Board of Directors of the Company.

(a) Adjustment for Change in Capital Stock.

If the Company (i) pays a dividend or makes a distribution on its Ordinary Shares payable in its Ordinary Shares, (ii) subdivides its outstanding Ordinary Shares into a greater number of shares, (iii) combines its outstanding Ordinary Shares into a smaller number of shares, (iv) makes a distribution on its Ordinary Shares in shares of its capital stock other than Ordinary Shares or (v) issues by reclassification of its Ordinary Shares any shares of its capital stock, then the applicable Exercise Price in effect immediately prior to such action shall, subject to the proviso to the first sentence of the first paragraph of this Section 8, be proportionately adjusted so that the holder of any Warrant thereafter exercised may receive the aggregate number and kind of shares of capital stock of the Company which such holder would have owned immediately following such action as if such Warrant had been exercised immediately prior to such action.

The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If, after an adjustment, a holder of a Warrant upon exercise of it may receive shares of two or more classes of capital stock of the Company, the Company shall determine, in good faith, the allocation of the adjusted Exercise Price between the classes of capital stock.

(b) Notice of Adjustment.

Whenever the applicable Exercise Price is adjusted, the Company shall provide the notices required by Section 10 hereof.

(c) Reorganization of Company.

If the Company consolidates or merges with or into, or transfers or leases all or substantially all its assets to, any Person, and such transaction does not otherwise constitute a Change of Control, then upon consummation of such transaction the Warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a Warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the Warrant immediately before the effective date of the transaction. Concurrently with the consummation of such transaction, the corporation formed by or surviving any such consolidation or merger if other than the Company, or the Person to which such sale or conveyance shall have been made, shall enter into (i) a supplement to the Warrant Agreement so providing and (ii) a supplement to the Equity Registration Rights Agreement providing for the assumption of the Company’s obligations thereunder. The successor company shall mail to Warrant holders a notice describing the supplement to the Warrant Agreement and Equity Registration Rights Agreement. If the issuer of securities deliverable upon exercise of Warrants under the supplement to the Warrant Agreement is an Affiliate of the formed, surviving, transferee or lessee corporation, such issuer shall join in the supplement to the Warrant Agreement and Equity Registration Rights Agreement. If this Section 8(c) shall be applicable, Sections 8(a) hereof shall not be applicable to such consolidation, merger, transfer or lease.

(d) Warrant Agent’s Disclaimer.

The Warrant Agent shall have no duty to determine when an adjustment under this Section 8 should be made, how it should be made or what it should be. The Warrant Agent shall have no duty to determine whether a supplemental warrant agreement under Section 8(c) need be entered into or whether any provisions of a supplement to the Warrant Agreement under Section 8(c) hereof are correct. The Warrant Agent makes no representation as to the validity or value of any securities or assets issued upon exercise of Warrants. The Warrant Agent shall not be responsible for the Company’s failure to comply with this Section 8. The Warrant Agent shall not be required to make or be responsible for any calculations under this Section 8.

(e) When Issuance or Payment May Be Deferred.

In any case in which this Section 8 shall require that an adjustment in the applicable Exercise Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event (i) issuing to the holder of any Warrant exercised after such record date the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise over and above the Warrant Shares and other capital stock of the Company, if any, issuable upon such exercise on the basis of the applicable Exercise Price and (ii) paying to such holder any amount in cash in lieu of a fractional share pursuant to Section 9 hereof; provided that the Company shall deliver to such holder a due bill or other appropriate instrument evidencing such holder’s right to receive such additional Warrant Shares, other capital stock and cash upon the occurrence of the event requiring such adjustment.

(f) Adjustment in Number of Shares.

Upon each adjustment of the applicable Exercise Price pursuant to this Section 8, each Warrant outstanding prior to the making of the adjustment in the applicable Exercise Price shall thereafter evidence the right to receive upon payment of the adjusted Exercise Price that number of Ordinary Shares (calculated to the nearest hundredth) obtained from the following formula:

	N’	=	N	×	E
E’

where:

	N’	=	the adjusted number of Warrant Shares issuable upon exercise of a Warrant by payment of the adjusted Exercise Price.

	N	=	the number or Warrant Shares previously issuable upon exercise of a Warrant by payment of the Exercise Price prior to adjustment.

E’	=	the adjusted Exercise Price.

E	=	the Exercise Price prior to adjustment.

(g) Form of Warrants.

Irrespective of any adjustments in the applicable Exercise Price or the number or kind of shares purchasable upon the exercise of the Warrants, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the Warrants initially issuable pursuant to this Agreement.

(h) No Impairment. If any event shall occur as to which the provisions of Section 8 are not strictly applicable but the failure to make any adjustment would adversely affect the purchase rights represented by the Warrants in accordance with the essential intent and principles of such Section, then, in each such case, the Company shall appoint an investment banking firm of recognized international standing, or any other financial expert that does not (or whose directors, officers, employees, or affiliates do not) have a direct or material indirect financial interest in the Company or any of its subsidiaries, who has not been, and, at the time it is called upon to given independent financial advice to the Company, is not (and none of its directors, officers, employees or affiliates) are a promoter, director or officer of the Company or any of its subsidiaries, which shall give their opinion upon the adjustment, if any, on a basis consistent with the essential intent and principles established in Section 8 necessary to preserve, without dilution, the purchase rights represented by the Warrants. Upon receipt of such opinion, the Company will promptly deliver a copy thereof to the Warrant Agent and shall make the adjustments described therein.

SECTION 9. FRACTIONAL INTERESTS

The Company shall not be required to issue fractional Warrant Shares on the exercise of Warrants. If more than one Warrant shall be presented for exercise in full at the same time by the same holder, the number of full Warrant Shares which shall be issuable upon the exercise thereof shall be computed on the basis of the aggregate number of Warrant Shares purchasable on exercise of the Warrants so presented. If any fraction of a Warrant Share would, except for the provisions of this Section 9, be issuable on the exercise of any Warrants (or specified portion thereof), the Company shall pay an amount in cash equal to the Market Value per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.

SECTION 10. NOTICES TO WARRANT HOLDERS

(a) Upon any adjustment of the applicable Exercise Price pursuant to Section 8 hereof, the Company shall promptly thereafter (i) cause to be filed with the Warrant Agent a certificate of a firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (who may be the regular auditors of the Company) setting forth the applicable Exercise Price after such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such calculations are based and setting forth the number of Warrant Shares (or portion thereof) issuable after such adjustment in the applicable Exercise Price, upon exercise of a Warrant and payment of the adjusted Exercise Price, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, and (ii) cause to be given to each of the registered holders of Warrants at the address appearing on the Warrant Register for each such registered holder written notice of such adjustments by first-class mail, postage prepaid. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 10.

(b) In the event:

(i) that the Company shall authorize the issuance to all holders of Ordinary Shares of rights, options or warrants to subscribe for or purchase Ordinary Shares or of any other subscription rights or warrants;

(ii) that the Company shall authorize the distribution to all holders of Ordinary Shares of evidences of its indebtedness or assets;

(iii) of any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or of the conveyance, lease or transfer of all or substantially all of the Company’s properties and assets, or of any reclassification or change of Ordinary Shares issuable upon exercise of the Warrants (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or a tender offer or exchange offer for Ordinary Shares;

(iv) of the voluntary or involuntary dissolution, liquidation or winding up of the Company; or

(v) that the Company proposes to take any action which would require an adjustment of the applicable Exercise Price pursuant to Section 8 hereof;

then the Company shall cause to be filed with the Warrant Agent and shall cause to be given to each of the registered holders of Warrants at his address appearing on the Warrant Register, at least 20 days (or 10 days in any case specified in clauses (i) or (ii) above) prior to the applicable record date hereinafter specified, or promptly in the case of events for which there is no record date, by first-class mail, postage prepaid, a written notice stating (x) the date as of which the holders of record of Ordinary Shares to be entitled to receive any such rights, options, warrants or distribution are to be determined, (y) the initial expiration date set forth in any tender offer or exchange offer for Ordinary Shares, or (z) the date on which any such consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up is expected to become effective or consummated, and the date as of which it is expected that holders of record of Ordinary Shares shall be entitled to exchange such shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up. The failure to give the notice required by this Section 10 or any defect therein shall not affect the legality or validity of any distribution, right, option, warrant, consolidation, merger, conveyance, transfer, dissolution, liquidation or winding up, or the vote upon any action.

(c) Nothing contained in this Agreement or in any of the Warrant Certificates shall be construed as conferring upon the holders of Warrants the right to vote or to consent or to receive notice as shareholders in respect of the meetings of shareholders or the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company.

(d) So long as the Warrants are represented by this Global Warrant and such Global Warrant is held on behalf of Euroclear or Clearstream, any notice, demand or other communication to the Holders will be deemed to have been sufficiently given or served when delivered in accordance with the applicable rules and procedures of Euroclear or Clearstream, as the case may be. Any such notice shall be deemed to have been delivered on the day such notice is delivered to Euroclear or Clearstream.

SECTION 11. OPTIONAL REPURCHASE RIGHTS

(a) Put Option. Notwithstanding anything to the contrary contained herein, in the event of (i) an IPO that is not a Qualifying IPO and (ii) a Qualifying IPO having not been consummated by September 10, 2010 (each circumstance being referred to herein as the “Optional Put Date”), then, in the case of clause (i), on the date of such IPO (and concurrent with such IPO), and, in the case of clause (ii), beginning on such Optional Put Date and until 11:59 p.m. on the Warrant Maturity Date (the “Optional Put Period”), and in lieu of exercising its right to purchase Warrant Shares pursuant to the terms of this Agreement, upon written notice to the Company and the Warrant Agent pursuant to Section 11(b) below, each holder of Warrants shall be entitled to require the Company to repurchase any or all of the then-outstanding Warrants held by such holder (the “Put Option”) at a repurchase price per Warrant equal to US$9,000.00 (the “Put Repurchase Price”). Each holder of Warrants may elect to exercise the Put Option, either jointly with other holders of Warrants or individually at such holder’s sole discretion, and such Put Option may be exercised either (i) on the date of an IPO that is not a Qualifying IPO, or (ii) at any time and from time to time during the Optional Put Period.

(b) Put Option Notice. If a holder of Warrants elects to exercise the Put Option, it shall timely deliver a written notice to the Company and the Warrant Agent in accordance with Section 17 hereof and stating the number of Warrants to be repurchased (the “Put Warrants”). Upon the Company’s receipt of such notice, the Company shall repurchase such Put Warrants by delivering to such holder an amount in cash equal to the applicable Put Repurchase Price, and upon receipt of the applicable Put Repurchase Price, the Warrant Certificate representing such Put Warrants shall be deemed cancelled in accordance with the provisions of Section 3.8.

(c) Alternative Put Option. Notwithstanding anything to the contrary contained herein, upon the occurrence of each Block Trade prior to any IPO, and in lieu of exercising its right to purchase Warrant Shares pursuant to the terms of this Agreement, upon written notice to the Company, the Trustee and the Warrant Agent, subject to the terms and conditions of the Indenture with respect to redemption of the Floating Rate Notes and Section 17 hereof, each holder of Floating Rate Notes and Warrants shall be entitled to require the Company to repurchase any or all of its then-outstanding Floating Rate Notes and Warrants (the “Alternative Put Option”) at an aggregate repurchase price in cash for each Floating Rate Note and Warrant equal to 115% of the principal amount of such Floating Rate Note, plus any accrued and unpaid interest on the Floating Rate Note up to, but excluding, the date of redemption (the “Alternative Put Repurchase Price”). The Floating Rate Notes shall be purchased by the Company pursuant to the terms and conditions specified in the Indenture and upon receipt of the applicable Alternative Put Repurchase Price, the Warrant Certificate representing such Warrants shall be deemed cancelled in accordance with the provisions of Section 3.8.

(d) Alternative Put Option Notice. If a holder of Warrants elects to exercise the Alternative Put Option, it shall timely deliver a written notice to the Company, the Trustee and the Warrant Agent in accordance with the terms and conditions of the Indenture and Section 17 hereof and stating the aggregate principal amount of Floating Rate Notes and number of Warrants to be repurchased (the “Put Notes and Warrants”). Upon the Company’s receipt of such notice and in accordance with the terms and conditions of the Indenture and this Section 11, the Company shall repurchase such Put Notes and Warrants by delivering to such holder an amount in cash equal to the applicable Alternative Put Repurchase Price, and upon receipt of the applicable Put Repurchase Price, the Warrant Certificate representing such Warrants shall be deemed cancelled in accordance with the provisions of Section 3.8.

SECTION 12. TAG-ALONG RIGHTS

For the benefit of the Warrant Agent and Warrant holders, the Company and the Sponsors hereby agree as follows:

(a) If, prior to the Warrant Maturity Date, a Sponsor proposes to transfer any Offered Securities that would constitute a Significant Stock Sale but which would not constitute a Change of Control, then as a condition to consummating such Significant Stock Sale, each holder of Warrants (each, a “Tag-Along Warrantholder”) shall have the right, at its sole discretion, to request such third party purchaser to purchase from such Tag-Along Warrantholder, upon the same terms and conditions set forth in the Trigger Event Notice, the Tag-Along Warrant Shares issued to such Tag-Along Warrantholder upon exercise of such Warrants.

(b) The tag-along rights provided by this Section shall be exercised by any Tag-Along Warrantholder within five (5) Business Days following receipt of the Trigger Event Notice, by delivery of a written notice to the Company and the Sponsor indicating such Tag-Along Warrantholder’s election to exercise its rights hereunder and specifying the number of Warrant Shares it wishes to sell in connection with the Significant Stock Sale.

(c) At the closing of the Significant Stock Sale, the third party purchaser shall deliver to the Tag-Along Warrantholder payment in full in immediately available funds for the Warrant Shares to be purchased by the third party purchaser. If the third party purchaser purchases the Offered Securities but fails to purchase Warrant Shares from any Tag-Along Warrantholder that has properly exercised its “Tag-Along Rights” pursuant to this Section 12, then the selling Sponsor shall contemporaneously purchase such Tag-Along Warrant Shares from the holder thereof for the same consideration and on the same terms and conditions as the Sponsor proposes to transfer its securities in the Significant Stock Sale, failing which the Company agrees that it will not record any such proposed share transfer on its share register and any such attempted transfer shall be null and void ab initio.

SECTION 13. MERGER, CONSOLIDATION OR CHANGE OF NAME OF WARRANT AGENT

(a) Any corporation into which the Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor warrant agent under the provisions of Section 15 hereof. In case at the time such successor to the Warrant Agent shall succeed to the agency created by this Agreement, and in case at that time any of the Warrant Certificates shall have been countersigned but not delivered, any such successor to the Warrant Agent may adopt the countersignature of the original Warrant Agent; and in case at that time any of the Warrant Certificates shall not have been countersigned, any successor to the Warrant Agent may countersign such Warrant Certificates either in the name of the predecessor Warrant Agent or in the name of the successor to the Warrant Agent; and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

(b) In case at any time the name of the Warrant Agent shall be changed and at such time any of the Warrant Certificates shall have been countersigned but not delivered, the Warrant Agent whose name has been changed may adopt the countersignature under its prior name, and in case at that time any of the Warrant Certificates shall not have been countersigned, the Warrant Agent may countersign such Warrant Certificates either in its prior name or in its changed name, and in all such cases such Warrant Certificates shall have the full force and effect provided in the Warrant Certificates and in this Agreement.

SECTION 14. WARRANT AGENT

The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Warrants, by their acceptance thereof, shall be bound, and the rights and protections provided to the Warrant Agent in this Section shall also apply to the Warrant Registrar:

(a) The statements contained herein and in the Warrant Certificates shall be taken as statements of the Company and the Warrant Agent assumes no responsibility for the correctness of any of the same except such as describe the Warrant Agent or action taken or to be taken by it. The Warrant Agent assumes no responsibility with respect to the distribution of the Warrant Certificates except as otherwise provided herein.

(b) The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the covenants contained in this Agreement or in the Warrant Certificates to be complied with by the Company.

(c) The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) at the expense of the Company and the Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(d) The Warrant Agent shall incur no liability or responsibility to the Company or to any holder of any Warrant Certificate for any action taken in reliance on any Warrant Certificate, Warrant Countersignature Order, certificate of shares, notice, resolution, waiver, consent, order, opinion, certificate, or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e) The Company agrees to pay to the Warrant Agent compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and other charges of any kind and nature properly incurred by the Warrant Agent in the execution of this Agreement. The Company shall indemnify the Warrant Agent (which, for purposes of this subsection (e), shall be deemed to include its officers, directors, counsel, employees and agents) against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Agreement, including the costs and expenses of enforcing this Agreement against the Company and defending itself against any claim (whether asserted by the Company or any holder of the Warrants or any other person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to its gross negligence or bad faith. The Warrant Agent shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Warrant Agent to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Warrant Agent shall cooperate in the defense. The Warrant Agent may have separate counsel and the Company shall pay the properly incurred fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld, conditioned or delayed. The indemnities provided for in this Section shall survive the exercise or cancellation of the Warrants, the termination of this Agreement and the termination of the appointment of the Warrant Agent.

(f) The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more registered holders of Warrants shall furnish the Warrant Agent with security and indemnity to its satisfaction for any costs and expenses which may be incurred, but this provision shall not affect the power of the Warrant Agent to take such action as it may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrant Certificates or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent and any recovery of judgment shall be for the ratable benefit of the registered holders of the Warrants, as their respective rights or interests may appear.

(g) The Warrant Agent, and any shareholder, director, officer or employee of it, may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h) The Warrant Agent shall act hereunder solely as agent for the Company, and its duties shall be determined solely by the provisions hereof. No implied duties shall be read into this Agreement against the Warrant Agent, and the permissive rights of the Warrant Agent herein shall not be construed as duties. The Warrant Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or bad faith.

(i) The Warrant Agent shall not at any time be under any duty or responsibility to any holder of any Warrant Certificate to make or cause to be made any adjustment of the applicable Exercise Price or number of the Warrant Shares or other securities or property deliverable as provided in this Agreement, or to determine whether any facts exist which may require any of such adjustments, or with respect to the nature or extent of any such adjustments, when made, or with respect to the method employed in making the same. The Warrant Agent shall not be accountable with respect to the validity or value or the kind or amount of any Warrant Shares or of any securities or property which may at any time be issued or delivered upon the exercise of any Warrant or with respect to whether any such Warrant Shares or other securities will when issued be validly issued and fully paid and nonassessable, and makes no representation with respect thereto.

(j) The Warrant Agent shall not be required to risk or expend its own funds on the performance of it obligations and duties hereunder nor to take any action for which it is not indemnified to its satisfaction.

(k) In no event shall the Warrant Agent be liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), irrespective of whether the Warrant Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

SECTION 15. CHANGE OF WARRANT AGENT

If the Warrant Agent shall become incapable of acting as Warrant Agent, the Company shall appoint a successor to such Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such incapacity by the Warrant Agent or by the registered holder of a Warrant Certificate, then the Warrant Agent or the registered holder of any Warrant may, at the expense of the Company, apply to any court of competent jurisdiction for the appointment of a successor to the Warrant Agent. Pending appointment of a successor to such Warrant Agent, either by the Company or by such a court, the duties of the Warrant Agent shall be carried out by the Company. The holders (other than the Company and any Affiliate thereof) of a majority of the unexercised Warrants shall be entitled at any time to remove the Warrant Agent and appoint a successor to such Warrant Agent. Such successor to the Warrant Agent need not be approved by the Company or the former Warrant Agent. After appointment the successor to the Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; provided that the former Warrant

Agent shall deliver and transfer to the successor to the Warrant Agent any property at the time held by it hereunder and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Failure to give any notice provided for in this Section 15, however, or any defect therein, shall not affect the legality or validity of the appointment of a successor to the Warrant Agent.

SECTION 16. REPORTS

(a) So long as any Warrant remains outstanding and prior to any IPO, the Company shall use its commercially reasonable efforts to furnish to the Warrant Agent for further delivery to the holders of the Warrants all of the following:

(1) As soon as they are available but in any event within 90 calendar days after the end of the fiscal year of the Company, copies of its financial statements (on a consolidated basis) in respect of such fiscal year (including a statement of income, balance sheet and cash flow statement) audited by a member firm of an internationally-recognized firm of independent accountants in accordance with IFRS, together with such firm’s unqualified audit reports;

(2) As soon as they are available, but in any event within 45 calendar days after the end of each of the first, second and third fiscal quarters of the Company, copies of its unaudited financial statements (on a consolidated basis) in respect of the respective period (including a statement of income, balance sheet and cash flow statement) prepared on a basis consistent with the audited financial statements of the Company; provided that the financial statements delivered after the end of the second fiscal quarter shall cover the six-month period then ended; and

(3) Subject to any applicable securities laws and applicable rules and regulations of stock exchanges, all public filings with the relevant trading market and regulatory authorities in connection with any IPO.

(b) So long as any Warrant remains outstanding, the Company shall use its commercially reasonable efforts to furnish to the Warrant Agent for further delivery to the registered holders of Warrants, at the Company’s expense, all material information provided to all shareholders (including but not limited to financial statements, details of material contracts, acquisitions or disposals of assets and project progress updates and public filings with the trading market on which any of the Company’s Ordinary Shares are traded and the relevant regulatory authorities).

(c) The Company shall provide the Warrant Agent with a sufficient number of copies of all such reports that the Warrant Agent may be required to deliver to the holders of the Warrants and the Warrant Shares under this Section 16.

(d) Delivery any such information to the Warrant Agent is for informational purposes only and the Warrant Agent’s receipt of them will not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its or their covenants hereunder (as to which the Warrant Agent is entitled to rely exclusively on Officers’ Certificates).

SECTION 17. NOTICES TO COMPANY AND WARRANT AGENT

Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by the registered holder of any Warrant to or on the Company or any Sponsor shall be sufficiently given or made when received if deposited in the mail, first class or registered, postage prepaid, addressed (until another address is filed in writing by the Company with the Warrant Agent), or delivered by facsimile or by hand (if personally delivered) as follows:

The Company:

7 Days Group Holdings Limited

10/F, 705 Guangzhou Da Dao Nan Road,

Guangzhou 510290

P.R. China

Telecopier No.: (+86 20) 8922 5507

Attention: Mr. Zheng Nanyan

With a copy to:

O’Melveny & Myers LLP

37/F, Tower 1, Plaza 66

1266 Nanjing Road West, Shanghai, People’s Republic of China,

Fax: +86 21 2307 7300

Attention: Portia Ku, Esq.

Sponsors:

if to Mr. HE Boquan:

c/o 7 Days Group Holdings Limited

10/F, 705 Guangzhou Da Dao Nan Road,

Guangzhou 510290

P.R. China

Telecopier No.: (+86 20) 8922 5507

if to Mr. ZHENG Nanyan:

c/o 7 Days Group Holdings Limited

10/F, 705 Guangzhou Da Dao Nan Road,

Guangzhou 510290

P.R. China

Telecopier No.: (+86 20) 8922 5507

if to WP RE (Cayman) International Ltd.

c/o Warburg Pincus Asia LLC

Suite 6703 Two International Finance Centre

8 Finance Street

Hong Kong

Telecopier No.: (+852) 2521 3869

Attention: Joseph Gagnon

In case the Company shall fail to maintain such office or agency or shall fail to give such notice of the location or of any change in the location thereof, presentations may be made and notices and demands may be served at the Corporate Trust Office.

Any notice pursuant to this Agreement to be given by the Company, a Sponsor or by the registered holder(s) of any Warrant to the Warrant Agent shall be sufficiently given when and if deposited in the mail, first-class or registered, postage prepaid, addressed (until another address is filed in writing by the Warrant Agent with the Company), or delivered by facsimile or by hand (if personally delivered), to and received by the Warrant Agent at the Corporate Trust Office as follows:

DB Trustees (Hong Kong) Limited

55th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Attention: The Managing Director

Telephone: (852) 2203-7320

Facsimile: (852) 2203-7323

SECTION 18. SUPPLEMENTS AND AMENDMENTS

(a) The Company, the Sponsors and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any holders of Warrants in order to cure any ambiguity or to correct or supplement any provision contained herein which may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not in any way adversely affect the interests of the holders of Warrants.

(b) Subject to Section 18(c) below, any amendment or supplement to this Agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of at least 66.7% the holders of the then outstanding Warrants (excluding the Warrants held by the Company or any of its Affiliates).

(c) The consent of each holder of Warrants affected shall be required for any amendment pursuant to which the applicable Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in this Agreement). In executing or accepting any supplement, modification or amendment to this Agreement, the Warrant Agent shall be entitled to receive, and shall be fully protected in relying upon, an opinion of counsel stating that the execution of such supplement, modification or amendment is authorized or permitted by this Agreement and all conditions precedent herein have been complied with. The Warrant Agent may, but shall not be obligated to, enter into any such supplement, modification or amendment which affects the Warrant Agent’s own rights, duties or immunities under this Agreement or otherwise.

SECTION 19. SUCCESSORS

All the covenants and provisions of this Agreement by or for the benefit of the Company, the Sponsors or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 20. TERMINATION

This Agreement shall terminate at 11:59 p.m., Hong Kong time, on the Warrant Maturity Date. Notwithstanding the foregoing, this Agreement will terminate on any earlier date if all Warrants have been exercised. The provisions of Section 14 shall survive such termination.

SECTION 21. GOVERNING LAW

This Agreement and each Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 22. JURISDICTION

The Company and the Sponsors agree that any suit, action or proceeding against it arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The city of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding. The Company hereby appoints Law Debenture Corporate Services Inc., 400 Madison Avenue, Suite 4D, New York, NY 10017, Facsimile No. +1 212 750 1361, as its authorized agent (the “Authorized Agent”) upon whom process may be served in any suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated herein.

SECTION 23. BENEFITS OF THIS AGREEMENT

Nothing in this Agreement shall be construed to give to any person or corporation other than the Company, the Warrant Agent and the registered holders of Warrants any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the registered holders of Warrants.

SECTION 24. COUNTERPARTS

This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written

THE COMPANY:

7 DAYS GROUP HOLDINGS LIMITED

By:	/s/ ZHENG, Nanyan
	Name:	ZHENG, Nanyan
	Title:	CEO

[SIGNATURE PAGE TO WARRANT AGREEMENT]

WARRANT AGENT:

DB TRUSTEES (HONG KONG) LIMITED

By:	/s/ Aric Kay-Russell
	Name:	Aric Kay-Russell
	Title:	Director

/s/ Chiu Kin Wing Edward
Chiu Kin Wing Edward
Authorised Signatory

[SIGNATURE PAGE TO WARRANT AGREEMENT]

SPONSORS:

/S/ HE BONQUAN
HE BONQUAN

/S/ ZHENG NANYAN
ZHENG NANYAN

[SIGNATURE PAGE TO WARRANT AGREEMENT]

EXHIBIT A

[Form of Warrant Certificate]

[Face]

[GLOBAL WARRANT LEGEND]

THIS GLOBAL WARRANT IS HELD BY THE COMMON DEPOSITARY (AS DEFINED IN THE WARRANT AGREEMENT GOVERNING THIS WARRANT) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE WARRANT AGENT MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 3.5 OF THE WARRANT AGREEMENT, (II) THIS GLOBAL WARRANT MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 3.5 OF THE WARRANT AGREEMENT, (III) THIS GLOBAL WARRANT MAY BE DELIVERED TO THE WARRANT AGENT FOR CANCELLATION PURSUANT TO SECTION 3.8 OF THE WARRANT AGREEMENT AND (IV) THIS GLOBAL WARRANT MAY BE TRANSFERRED TO A SUCCESSOR COMMON DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

[REGULATION S LEGEND]

THIS WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 (THE “SECURITIES ACT”) AND THE WARRANT AND THE SECURITIES TO BE ISSUED UPON ITS EXERCISE MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS, UNLESS REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. IN ORDER TO TRANSFER OR EXERCISE ANY INTEREST IN THIS WARRANT, THE BENEFICIAL HOLDER MUST FURNISH TO THE COMPANY AND THE WARRANT REGISTRAR EITHER (A) A WRITTEN CERTIFICATION THAT IT IS NOT A U.S. PERSON AND THE WARRANT IS NOT BEING EXERCISED ON BEHALF OF A U.S. PERSON OR (B) A WRITTEN OPINION OF COUNSEL TO THE EFFECT THAT THE SECURITIES DELIVERED UPON EXERCISE OF THE WARRANT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OR THAT THE DELIVERY OF SUCH SECURITIES IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. TERMS IN THIS LEGEND HAVE THE MEANINGS GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

No. 1

ISIN No. KYG8068S1030

Common Code: 031661528

Warrant Certificate

7 DAYS GROUP HOLDINGS LIMITED

This Warrant Certificate certifies that BT Globenet Nominees Limited, or its registered assigns, as nominee for Deutsche Bank AG, London Branch, as common depository for Clearstream Banking, societe anonyme (“Clearstream”) and/or Euroclear Bank S.A./N.V. as operator of the Euroclear System, (“Euroclear”), is the registered holder of 800 Warrants to purchase certain Ordinary Shares, par value US$0.125 (the “Ordinary Shares”), of 7 Days Group Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement.

Each Warrant entitles the registered holder, upon exercise at any time during the Exercise Period, to receive from the Company the Warrant Shares at the Exercise Price per share payable upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent, but only subject to the conditions set forth herein and in the Warrant Agreement referred to on the reverse hereof. The Exercise Price and number of Warrant Shares issuable upon exercise of the Warrants are subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

No Warrant may be exercised after 11:59 p.m., Hong Kong time, on the Warrant Maturity Date. To the extent not exercised by such time, any such Warrant shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent or the Authenticating Agent, as such term is used in the Warrant Agreement.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York.

A-2

IN WITNESS WHEREOF, 7 Days Group Holdings Limited has caused this Warrant Certificate to be signed below.

Dated: September 10, 2007

7 DAYS GROUP HOLDINGS LIMITED

By:
Name:
Title:	Director

Countersigned:

DEUTSCHE BANK AG, HONG KONG BRANCH

as Authenticating Agent (appointed by the Warrant Agent)

By:
Authorized Signatory

By:
Authorized Signatory

[SIGNATURE PAGE TO WARRANT CERTIFICATE]

[Reverse of Warrant Certificate]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants expiring at 11:59 p.m., Hong Kong time, on the Warrant Maturity Date entitling the holder on exercise to receive Ordinary Shares, and are issued or to be issued pursuant to a Warrant Agreement dated as of September 10, 2007 (the “Warrant Agreement”), duly executed and delivered by the Company and the Sponsors to DB Trustees (Hong Kong) Limited as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the registered holders or registered holder) of the Warrants. To the extent any provision of this Warrant Certificate conflicts with the express provisions of the Warrant Agreement, the provisions of the Warrant Agreement shall govern and be controlling. Capitalized terms used but not defined herein have the meaning ascribed to such terms in the Warrant Agreement. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company.

Warrants may be exercised at any time during the Exercise Period. In order to exercise all or any of the Warrants represented by this Warrant Certificate, the holder must deliver to the Warrant Agent at the Corporate Trust Office this Warrant Certificate and the form of election to purchase on the reverse hereof duly completed and signed, and upon payment to the Warrant Agent for the account of the Company of the Exercise Price, for the number of Warrant Shares in respect of which such Warrants are then exercised. No adjustment shall be made for any dividends on any Ordinary Shares issuable upon exercise of this Warrant.

The Warrant Agreement provides that upon the occurrence of certain events the Exercise Price set forth on the face hereof may, subject to certain conditions, be adjusted. If the Exercise Price is adjusted, the Warrant Agreement provides that the number of Ordinary Shares issuable upon the exercise of each Warrant shall be adjusted. No fractions of an Ordinary Share will be issued upon the exercise of any Warrant, but the Company will pay the cash value thereof determined as provided in the Warrant Agreement.

The Company has agreed pursuant to an Equity Registration Rights Agreement dated as of September 10, 2007 to, as promptly as practicable upon the request of a certain number of holders of the Company’s securities, file a registration statement on an appropriate form under the U.S. Securities Act of 1933 (the “Securities Act”) covering the resale of the Warrant Shares. The Company will use its best efforts to cause any such registration statement to be declared effective and to keep such registration statement continuously effective under the Securities Act in order to permit the resale of the Warrant Shares by the holders thereof until the Warrant Shares (i) have been sold pursuant thereto or (ii) may be sold without volume limitations pursuant to Rule 144(k).

Warrant Certificates, when surrendered at the Corporate Trust Office by the registered holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the Corporate Trust Office a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any transfer tax or similar governmental charge payable in connection therewith.

The Company, the Warrant Registrar and the Warrant Agent may deem and treat the registered holder(s) thereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and none of the Company, the Warrant Registrar or the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a shareholder of the Company.

This Agreement and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be construed in accordance with the internal laws of the State of New York.

The Company agrees that any suit, action or proceeding against it arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in any State or U.S. federal court in The City of New York and County of New York, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any suit, action or proceeding.

[Form of Election to Purchase]

(To Be Executed Upon Exercise Of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive                      Ordinary Shares and herewith tenders payment for such shares to the order of 7 Days Group Holdings Limited, in the amount of [Warrants equal in fair market value to] [Floating Rate Notes equal in principal amount to] US$                     in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of                     , whose address is                      and that such shares be delivered to                     , whose address is                     . If said number of shares is less than all of the Ordinary Shares purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of                     , whose address is                     , and that such Warrant Certificate be delivered to whose address is                     .

The undersigned hereby certifies that (i) it is not a U.S. person and the Warrant is not being exercised on behalf of a U.S. person, or (ii) the undersigned is providing herewith an opinion of counsel to the effect that the Warrant and the Ordinary Shares to be delivered upon exercise thereof have been registered under the Securities Act of 1933 or are exempt from registration thereunder.

Signature

Date:

SCHEDULE OF EXCHANGES OF INTERESTS OF GLOBAL WARRANTS

The following exchanges of a part of this Global Warrant have been made:

Date of Exchange	Amount of decrease in number of warrants in this Global Warrant	Amount of increase in number of Warrants in this Global Warrant	Number of Warrants in this Global Warrant following such decrease or increase	Signature of authorized officer of Warrant Agent

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

7 Days Group Holdings Limited

10/F, 705 Guangzhou Da Dao Nan Road

Guangzhou 510290

P.R. China

Attention: Mr. Zheng Nanyan

DB Trustees (Hong Kong) Limited

55th Floor, Cheung Kong Center

2 Queen’s Road Central

Hong Kong

Attention: The Managing Director

Re:	Warrants

Reference is hereby made to the Warrant Agreement, dated as of September 10, 2007 (the “Warrant Agreement”), between 7 Days Group Holdings Limited, as issuer (the “Company”), the Sponsors and DB Trustees (Hong Kong) Limited, as warrant agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Warrant Agreement.

                                         , (the “Transferee”) proposes to acquire                      number of Warrant[s] or interest in such Warrant[s] (the “Transfer”). In connection with the Transfer, the Transferee hereby agrees that such Transferee will only resell the Warrants or the securities issuable upon exercise of the Warrants in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The Transferee further certifies that:

[CHECK ALL THAT APPLY]

1. Check if Transferee will take delivery of a beneficial interest in the Global Warrant or a Definitive Warrant pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the U.S. Securities Act of 1933 (the “Securities Act”) and, accordingly, the Transferee hereby further certifies that (i) the Transferee is not a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and the Transfer was not prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, and (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Warrant Certificate and Warrant Agreement, the transferred beneficial interest or Definitive Warrant will be subject to the restrictions on transfer printed on the Global Warrant and/or the Definitive Warrant and the Securities Act.

2. Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act and in compliance with the transfer restrictions contained in the Warrant Certificate, the Warrant Agreement and any applicable blue sky securities laws of any State of the United States.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferee]

By:
Name:
Title:

Dated: